Exhibit 5.2

office address	18-20, rue Edward Steichen L-2540 LUXEMBOURG
telephone	+352 466 230 208
fax	+352 466 234
internet	loyensloeff.lu

To: the Addressees

re	Luxembourg law legal opinion – Becton Dickinson Euro Finance S.à r.l. – Exhibit 5 opinion
reference	70139232

Luxembourg, 12 February 2021

Dear Sir, or Madam,

1	INTRODUCTION

We have acted as special legal counsel on certain matters of Luxembourg law to the Company. We render this opinion regarding the Opinion Documents.

2	DEFINITIONS

2.1	Capitalised terms which are not otherwise defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Act means the United States Securities Act of 1933, as amended.

Addressees means the addressees of this opinion letter, listed in Schedule 1 (Addressees).

Company means Becton Dickinson Euro Finance S.à r.l., with registered address at 412F, route d’Esch, L-1471 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS under number B234229.

Companies Law means the Luxembourg law on commercial companies, dated

10 August 1915, as amended.

Debt Securities means the debt securities issued or to be issued by the Company under the Indenture, guaranteed by the Guarantor and described in detail in the Prospectus which forms part of the Registration Statement.

Guarantor means Becton, Dickinson and Company, a New Jersey corporation.

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248. All its services are governed by its General Terms and Conditions, which include a limitation of liability, the applicability of Luxembourg law and the competence of the Luxembourg courts. These General Terms and Conditions may be consulted via loyensloeff.lu.

amsterdam ● brussels ● luxembourg ● rotterdam ● hong kong london ● new york ● paris ● singapore ● tokyo ● zurich

Insolvency Regulation means the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

Luxembourg means the Grand Duchy of Luxembourg.

Notes means the euro 600,000,000 1.213% notes due 2026 offered by the Company as further described in the Prospectus and Prospectus Supplement.

Offering Documents means the documents described in paragraph 1 (Offering Documents) and paragraph 2 (Opinion Documents) of Schedule 2 (Reviewed Documents).

Opinion Documents means the documents described in paragraph 2 (Opinion Documents) of Schedule 2 (Reviewed Documents).

Prospectus means the prospectus dated 17 May 2019, with regard to the offering of Debt Securities by Becton, Dickinson and Company, as supplemented from time to time, which forms part of the Registration Statement.

Prospectus Supplement means the prospectus supplement dated 9 February 2021 with regard to the offering of the Notes and supplementing the Prospectus.

Registration Statement means the Registration Statement filed by the Company on Form S-3 (File No. 333-224464) with the Securities and Exchange Commission which includes the Prospectus.

RCS means the Luxembourg Register of Commerce and Companies.

Relevant Date means the date of the Resolutions, the date of the Offering Documents, the date of the Opinion Documents and the date of this opinion letter, as the case may be.

SEC means the United States Securities and Exchange Commission.

3	SCOPE OF INQUIRY

3.1
For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Opinion Documents, electronically transmitted copies of the Offering Documents and electronically transmitted copies of the documents listed in paragraph 3 (Organisational Documents) of Schedule 2 (Reviewed Documents).

3.2
We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1
We only express an opinion on matters of Luxembourg law in force on the date of this opinion letter, excluding unpublished case law. We undertake no obligation to update it or to advise of any changes in such laws or case law, their construction or application.

4.2
Except as expressly stated in this opinion letter, we do not express an opinion on public international law or on the rules of, or promulgated under, any treaty or by any treaty organisation or European law (save for rules implemented into Luxembourg law or directly applicable in Luxembourg), on regulatory and tax matters (including EMIR, AIFMD, MiFID II, MiFIR, SFTR, the Securitisation Regulation and DAC 6 (including, in each case, their respective EU and national delegated or implementing legislation or regulation)), as well as on transfer pricing, competition, GDPR, accounting or administrative law, sanction laws and regulations or as to the consequences thereof.

4.3
Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter. We have made no investigation in the Luxembourg register of beneficial owners.

4.4	We express no opinion in respect of the validity and enforceability of the Opinion Documents.

4.5	We express no opinion with respect to the Offering Documents nor as regards the accuracy, truth or completeness of the information contained therein except as expressly stated in this opinion letter.

4.6
In this opinion letter Luxembourg legal concepts are sometimes expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

4.7
This opinion letter may only be relied upon under the express condition that any issue of interpretation of this opinion letter or liability arising hereunder will be governed by Luxembourg law and be brought exclusively before the Courts of the District of Luxembourg-City.

4.8
This opinion letter is issued by Loyens & Loeff Luxembourg SARL and may only be relied upon under the express condition that any liability of Loyens & Loeff Luxembourg SARL is limited to the amount paid out under its professional liability insurance policies. Only Loyens & Loeff Luxembourg SARL can be held liable in connection with this opinion letter.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 3 (Assumptions) and the qualifications set out in Schedule 4 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company has been incorporated and is existing as a société à responsabilité limitée (private limited liability company) for an unlimited duration.

5.2	Corporate power

The Company has the corporate power to execute the Opinion Documents and to issue the Notes.

5.3	Due authorisation

The execution by the Company of the Opinion Documents has been duly authorised by all requisite corporate action on the part of the Company.

5.4	Due execution

The Opinion Documents have been duly executed by the Company.

6	ADDRESSEES

6.1
This opinion letter is addressed to you and may only be relied upon by you in connection with the transactions to which the Opinion Documents relate and may not be disclosed to and relied upon by any other person without our prior written consent.

6.2
We hereby consent to the filing of this opinion as Exhibit 5 to the Current Report of Form 8-K. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Yours faithfully,
Loyens & Loeff Luxembourg SARL

/s/ Cédric Raffoul	/s/ Frederic Franckx
Cédric Raffoul	Frederic Franckx
Avocat à la Cour	Avocat à la Cour

Schedule 1

ADDRESSEES

(1)	Becton, Dickinson and Company

1, Becton Drive

Franklin Lakes,

New Jersey 07417-1880

United States of America

(2)	Becton Dickinson Euro Finance S.à r.l.

412F, route d’Esch

L-1471 Luxembourg

Grand Duchy of Luxembourg

Schedule 2

REVIEWED DOCUMENTS

1	OFFERING DOCUMENTS

The Prospectus Supplement.

2	OPINION DOCUMENTS

2.1
an indenture, dated 17 May 2019, governed by the laws of the State of New York, entered into by and between, amongst others, the Company as issuer, Becton, Dickinson and Company as guarantor and The Bank of New York Mellon Company N.A. as trustee, (the Base Indenture) pursuant to which the Notes are issued;

2.2
a supplemental indenture, dated 12 February 2021, governed by the laws of the State of New York, entered into by and between, the Company as issuer, the Guarantor and The Bank of New York Mellon Trust Company N.A. as trustee, pursuant to which the Notes are issued (the Supplemental Indenture, and together with the Base Indenture, the Indenture);

2.3
an underwriting agreement, dated 9 February 2021, governed by the laws of the State of New York, entered into by and between, amongst others, the Company as issuer, Becton, Dickinson and Company as guarantor and the Underwriters party thereto (the Underwriting Agreement);

2.4	one global notes representing the Notes, governed by the laws of the State of New York, each dated 12 February 2021, issued by the Company (the Global Notes).

3	ORGANISATIONAL DOCUMENTS

3.1	RCS Documents

3.1.1	An excerpt pertaining to the Company delivered by the RCS dated 12 February 2021 (the Excerpt).

3.1.2
A certificate of absence of a judicial decision pertaining to the Company delivered by the RCS dated 12 February 2021, with respect to the situation of the Company as at 11 February 2021 (the RCS Certificate).

3.2	Corporate Documents

The deed of incorporation of the Company, as drawn up by Maître Carlo Wersandt, notary residing in Luxembourg, dated 23 April 2019 (the Deed of Incorporation), containing the originals articles of association of the Company (the Articles).

3.3	Resolutions

3.3.1	The minutes of the meeting of the board of managers of the Company dated 13 May 2019 in relation to the Offering Documents (the Resolutions).

3.3.2	The minutes of the meeting of the board of managers of the Company dated 9 February 2021 in relation to the Offering Documents (the Resolutions).

Schedule 3

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	DOCUMENTS

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information contained and the statements made in the Excerpt, the RCS Certificate and the Resolutions are true, accurate and complete at the Relevant Date.

2	INCORPORATION, EXISTENCE, CORPORATE POWER

2.1	There were no defects in the incorporation process of the Company (not appearing on the face of the Deed of Incorporation). The Articles are in full force and effect on the Relevant Date.

2.2
The Company has its central administration (administration centrale) and has its centre of main interest (as described in the Insolvency Regulation) in Luxembourg and does not have an establishment (as described in the Insolvency Regulation) outside Luxembourg.

2.3	The Company complies with and adheres to all laws and regulations on the domiciliation of companies.

2.4
The issue of Debt Securities, the execution, entry into and performance by the Company of the Opinion Documents, and the transactions in connection therewith (a) are in its corporate interest, (b) with the intent of pursuing profit (but lucratif) and (c) serving the corporate object of the Company.

3	AUTHORISATIONS

3.1
The Resolutions (a) correctly reflect the resolutions adopted by the board of managers of the Company, (b) have been validly adopted, with due observance of the Articles and any applicable by-laws and (c) are in full force and effect.

3.2
The Company is not under any contractual obligation to obtain the consent, approval, co-operation, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of its obligations under, the Opinion Documents and the issuance of the Notes.

4	EXECUTION

4.1	The Opinion Documents have in fact been signed on behalf of the Company by the persons authorised to that effect.

4.2	All individuals having signed the Reviewed Documents and the Opinion Documents have legal capacity and power under all relevant laws and regulations to do so.

5	REGULATORY

The Company does not carry out any activity in the financial sector or insurance on a professional basis (as referred to in the Luxembourg law dated 5 April 1993 on the financial sector, as amended, and the Luxembourg Law dated 7 December 2015 on the insurance sector, as amended) or any activity requiring the granting of a business licence under the Luxembourg law dated 2 September 2011 governing the access to the professions of skilled craftsman, tradesman, manufacturer, as well as to certain liberal professions, as amended.

6	ISSUE OF DEBT SECURITIES

6.1
The Notes will only be offered pursuant to an exemption from the requirement to draw up a prospectus in accordance with the EU Prospectus Regulation (EU 2017/1129) and the relevant implementing measures in any member state or the Notes will only be offered or in circumstances which do not constitute an offer of securities to the public within the meaning of the EU Prospectus Regulation.

6.2	The Notes will not be listed on any market operated by the Luxembourg Stock Exchange.

6.3	The Notes are issued in registered form only.

6.4	The Global Notes will be executed, authenticated and delivered, and the Notes will be subscribed, paid for, issued and registered in accordance with the terms of the Opinion Documents.

7	MISCELLANEOUS

7.1
Each transaction entered into pursuant to, or in connection with, the Opinion Documents and all payments and transfers made by, on behalf of, or in favour of, the Company are made at arm’s length and in accordance with market practice.

7.2
Each party to the Opinion Documents entered into and will perform its obligations under the Opinion Documents in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law, regulation of any jurisdiction or contractual arrangements.

7.3
There are no provisions in the laws of any jurisdiction outside Luxembourg or in the documents mentioned in the Opinion Documents, which would adversely affect, or otherwise have any negative impact on this opinion letter.

Schedule 4

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	INSOLVENCY

This opinion letter is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiements), controlled management (gestion contrôlée), insolvency, liquidation, reorganisation or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings, regimes or officers relating to, or affecting, the rights of creditors generally (Insolvency Proceedings).

2	ACCURACY OF INFORMATION

2.1
Corporate documents of, and court orders affecting, the Company may not be available at the RCS forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto. We express no opinion as to the consequences of any failure by the Company to comply with its filing, notification, reporting and publication obligations.

2.2
Documents relating to a Luxembourg company the publication of which is required by law will only be valid towards third parties from the day of their publication with the Electronic Register of Companies and Associations (Recueil Electronique des Sociétés et Associations), unless the company proves that the relevant third parties had prior knowledge thereof. Third parties may however rely upon such documents which have not yet been published. For 15 days following their publication, such documents will not be valid towards third parties who prove the impossibility for them to have knowledge thereof.

2.3
The Articles, the Excerpt and the RCS Certificate do not constitute conclusive evidence whether or not a winding-up, administration petition or order has been presented or made, a receiver has been appointed, an arrangement with creditors has been proposed or approved or any other Insolvency Proceedings have commenced.

3	INCORPORATION, EXISTENCE AND CORPORATE POWER

Our opinion that the Company exists is based on the Corporate Documents, the Excerpt and the RCS Certificate (which confirms, in particular, that no judicial decision in respect of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiements), controlled management (gestion contrôlée), judicial liquidation (liquidation judiciaire) or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Company have been registered with the RCS.

4	POWERS OF ATTORNEY

Under Luxembourg law, each power of attorney, mandate or appointment of agent (including the appointment made for security purposes included in the Opinion Documents), whether or not irrevocable, may terminate by virtue of law without notice upon the occurrence of Insolvency Proceedings and may be revoked despite being expressed to be irrevocable.

5	MISCELLANEOUS

5.1	We express no opinion on general defences under Luxembourg law, such as duress, deceit (dol) or mistake (erreur).

5.2
The registration of the Opinion Documents (and/or any documents in connection therewith) with the Registration and Estates Department (Administration de l’enregistrement, des domaines et de la TVA) in Luxembourg is required in case the Opinion Documents (and/or any documents in connection therewith) are (i) enclosed to a deed which is compulsorily registrable (acte obligatoirement enregistrable) or (ii) deposited with the official records of a notary (déposé au rang des minutes d’un notaire). Even if registration is not required by law, the Opinion Documents (and/or any documents in connection therewith) can also be produced for registration (présenté à l’enregistrement). In case of registration, registration duties will apply in the form of a fixed amount or an ad valorem amount depending on the nature of the document. The Luxembourg courts or the official Luxembourg authority may require that the Opinion Documents (and any documents in connection therewith) is translated into French, German or Luxembourgish.